Exhibit 99.1

WD-40 Company Reports Third Quarter 2022 Financial Results

~  Management updates fiscal year 2022 guidance ~

SAN DIEGO – July 7, 2022 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2022.

Third Fiscal Quarter Financial Highlights

•

Total net sales for the third quarter were $123.7 million, a decrease of 9 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $388.4 million, an increase of 4 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and year-to-date. On a constant currency basis, total net sales would have been $127.8 million for the third quarter and $390.0 million year-to-date.

•

Net income for the third quarter was $14.5 million, a decrease of 31 percent compared to the prior year fiscal quarter. Year-to-date net income was $52.5 million, a decrease of 15 percent from the prior year fiscal period.

•

Diluted earnings per share were $1.07 in the third quarter, compared to $1.52 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $3.82 compared to $4.48 for the prior year fiscal period.

•

Gross margin was 47.7 percent in the third quarter compared to 53.1 percent in the prior year fiscal quarter. Year-to-date gross margin was 49.7 percent compared to 54.9 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were down 12 percent in the third quarter to $33.6 million when compared to the prior year fiscal quarter. Year-to-date selling, general and administrative expenses were down 2 percent to $106.9 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were down 9 percent in the third quarter to $6.0 million when compared to the prior year fiscal quarter. Year-to-date advertising and sales promotion expenses were  down 2 percent to $17.2 million compared to the prior year fiscal period.

“In the third quarter we were up against very strong sales comparisons and had to manage through several global disruptions that negatively impacted our current quarter sales results,” said Garry Ridge, WD-40 Company’s chairman and chief executive officer.  “In addition, we are operating in a challenging macroeconomic environment which has continued to deteriorate our gross margin.  Although we  remain committed to managing our business to restore gross margin to our target of 55 percent over the longer-term, we continue to experience short-term margin pressures due to inflation.”

“In times like these I like to remind stakeholders to see the forest through the trees.  We continue to be a business with a very strong moat, diversified across many trade channels and countries around the world.  We have a strong balance sheet, generate steady cash flows, and continue to return capital to our investors though regular dividends.  In addition, the WD-40® Brand is strong and robust brands like ours are great assets in turbulent times. Most critical of all, we have passionate and committed employees who are dedicated to our Company’s purpose.”

“As we look to the remainder of the fiscal year, despite the global disruptions we’ve experienced, we continue to believe we are positioned to achieve sales growth for the full fiscal year which will represent a record sales result for our Company,” Ridge concluded.

Net Sales by Segment (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2022	2021	Change	2022	2021	Change
Americas	$61,453	$60,046	2%	$172,238	$160,390	7%
EMEA	49,450	58,587	(16)%	161,068	163,150	(1)%
Asia-Pacific	12,764	17,772	(28)%	55,093	49,329	12%
Total	$123,667	$136,405	(9)%	$388,399	$372,869	4%

•	Net sales by segment as a percent of total net sales for the third quarter were as follows: for the Americas, 50 percent; for EMEA, 40 percent; and for Asia-Pacific, 10 percent.
•

Net sales in the Americas increased 2 percent in the third quarter due primarily to higher sales of maintenance products in the Canada and Latin America markets which increased 23 percent and 10 percent, respectively. Higher sales of maintenance products in Canada were primarily due to increased promotional activities and a higher level of demand for our products in the industrial channel.  Higher sales of maintenance products in Latin America were primarily driven by strong sales of WD-40 Multi-Use Product in Mexico due to the continued momentum from the shift in the Mexico market from a distributor model to the direct model that we made in late fiscal year 2020.  In addition, price increases that went into effect earlier this fiscal year had a positive impact on sales in the region. In the United States, sales remained relatively constant period over period.

•

Net sales in EMEA decreased 16 percent in the third quarter due primarily to lower sales of maintenance products in both the EMEA direct and distributor markets, which decreased 13 percent and 21 percent, respectively. The decrease in maintenance product sales in the EMEA direct markets was primarily due to the impact of foreign currency exchange rates and reduced demand for our products compared to the prior period. Renovation trends associated with the pandemic resulted in particularly strong demand in the third quarter of fiscal year 2021 in many regions of EMEA. The decrease in maintenance product sales in the EMEA distributor markets was primarily attributable to the Company’s suspension of sales in Russia due to the ongoing impacts of the Russian military action in Ukraine.  On a constant currency basis EMEA sales for the third quarter would have decreased by 9 percent compared to the prior year fiscal quarter.

•

Net sales in Asia-Pacific decreased 28 percent in the third quarter due primarily to lower sales of maintenance products in the Asia-Pacific distributor markets and China, which decreased 56 percent and 25 percent, respectively. Products for our Asia-Pacific distributor and Chinese markets are sourced from a third-party manufacturer located in Shanghai, China.  Both markets were negatively impacted by the Company’s inability to ship products due to the severe lockdown measures instituted in Shanghai as a result of a surge in COVID-19 cases in the region. Net sales in Australia increased 4 percent in the third quarter primarily due to the ongoing growth of the base business, increased promotional activities and the impact of price increases.  Changes in foreign currency exchange rates had an unfavorable impact on sales for the Asia-Pacific segment. On a constant currency basis, Asia-Pacific sales would have decreased by 26 percent compared to the prior year fiscal quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2022	2021	Change	2022	2021	Change
Maintenance products	$115,494	$127,374	(9)%	$363,425	$344,446	6%
Homecare and cleaning products	8,173	9,031	(10)%	24,974	28,423	(12)%
Total	$123,667	$136,405	(9)%	$388,399	$372,869	4%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, decreased 9 percent in the third quarter when compared to the prior year fiscal quarter.  These sales decreases were primarily attributable to lower sales of maintenance products in the Company’s China and Asia-Pacific distributor markets due to lockdown measures in Shanghai related to the COVID-19 pandemic that severely limited our ability to ship product in the region. Also contributing to the decline was the Company’s suspension of sales in Russia due to the ongoing impacts of the Russian military action in Ukraine. Finally, sales were lower in the Company’s EMEA direct markets due to reduced demand and changing foreign currency exchange rates compared to the prior year period.

•

Net sales of homecare and cleaning products decreased 10 percent in the third quarter when compared to the prior year fiscal quarter. The homecare and cleaning products, particularly those in the United States, are considered harvest brands providing healthy profits to the Company and are becoming a smaller part of the business as net sales of maintenance products grow, reflecting the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase Update

As previously announced on June 21, 2022,  WD-40 Company’s board of directors declared a regular quarterly dividend of $0.78 per share payable on July 29, 2022 to stockholders of record at the close of business on July 15, 2022.

On October 12, 2021, the Company’s board of directors approved a share repurchase plan that became effective on November 1, 2021. Under the plan the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2023. The timing and amount of repurchases will be based on terms and conditions acceptable to the Company and in compliance with applicable laws and regulations. During the period from March 1, 2022 through May 31, 2022, the Company repurchased 23,200 shares of its common stock at a total cost of $4.2 million, leaving $52.6 million available for the repurchase of common stock under this plan.

Updated Fiscal Year 2022 Guidance

The Company updated its guidance for fiscal year 2022 as follows:

•	Net sales growth is projected to be between 6 and 9 percent with net sales expected to be between $519 million and $532 million.
•	Gross margin percentage for the full year is expected to be around 50 percent.
•	Advertising and promotion investments are projected to be between 5.0 and 5.5 percent of net sales.
•	The provision for income tax is expected to be between 20 and 21 percent.
•	Net income is projected to be between $69.0 million and $70.1 million.
•	Diluted earnings per share is expected to be between $5.02 and $5.10 based on an estimated 13.7 million weighted average shares outstanding.

This guidance is based on management’s current view of anticipated results and does not include any future acquisitions or divestitures or the impact of fluctuating foreign currency exchange rates. Unanticipated inflationary headwinds, COVID-19 related lockdowns in China and other unforeseen events may further impact the Company’s financial results.

Webcast Information

As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supplemental materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, WD-40 Company recorded net sales of $488.1 million in fiscal year 2021 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; the length and severity of the current COVID-19 pandemic and its impact on the global economy and the Company’s financial results; changes in the political conditions or relations between the United States and other nations; the impacts from inflationary trends and supply chain constraints; and forecasted foreign currency exchange rates and commodity prices.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2021 which the Company filed with the SEC on October 22, 2021 and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2022 which the Company expects to file with the Securities and Exchange Commission on July 7, 2022.

All forward-looking statements included in this presentation should be considered in the context of these risks. All forward-looking statements reflect the Company’s expectations as of July 7, 2022, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on these forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are WD-40® Multi-Use Product and WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava®  and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada, Mexico and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31,	August 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$40,799	$85,961
Trade and other accounts receivable, less allowance for doubtful accounts of $329 and $463 at May 31, 2022
and August 31, 2021, respectively	92,621	89,558
Inventories	95,993	55,752
Other current assets	11,941	9,948
Total current assets	241,354	241,219
Property and equipment, net	69,156	70,145
Goodwill	95,499	95,869
Other intangible assets, net	6,037	7,244
Operating lease right-of-use assets	7,507	8,824
Deferred tax assets, net	852	858
Other assets	8,718	6,044
Total assets	$429,123	$430,203

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$40,684	$33,499
Accrued liabilities	26,064	25,658
Accrued payroll and related expenses	13,021	25,662
Short-term borrowings	16,377	800
Income taxes payable	123	317
Total current liabilities	96,269	85,936
Long-term borrowings	110,189	114,940
Deferred tax liabilities, net	10,421	10,401
Long-term operating lease liabilities	5,870	7,062
Other long-term liabilities	11,145	11,482
Total liabilities	233,894	229,821

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,887,577 and 19,856,865 shares issued at May 31, 2022 and
August 31, 2021, respectively; and 13,637,841 and 13,708,966 shares
outstanding at May 31, 2022 and August 31, 2021, respectively	20	20
Additional paid-in capital	165,159	163,737
Retained earnings	451,962	430,735
Accumulated other comprehensive loss	(31,442)	(26,030)
Common stock held in treasury, at cost ― 6,249,736 and 6,147,899
shares at May 31, 2022 and August 31, 2021, respectively	(390,470)	(368,080)
Total shareholders' equity	195,229	200,382
Total liabilities and shareholders' equity	$429,123	$430,203

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2022	2021	2022	2021

Net sales	$123,667	$136,405	$388,399	$372,869
Cost of products sold	64,682	63,947	195,426	168,158
Gross profit	58,985	72,458	192,973	204,711

Operating expenses:
Selling, general and administrative	33,621	38,131	106,863	109,586
Advertising and sales promotion	6,022	6,642	17,242	17,673
Amortization of definite-lived intangible assets	358	364	1,081	1,084
Total operating expenses	40,001	45,137	125,186	128,343

Income from operations	18,984	27,321	67,787	76,368

Other income (expense):
Interest income	27	21	73	59
Interest expense	(669)	(615)	(1,902)	(1,795)
Other (expense) income, net	(42)	183	(119)	513
Income before income taxes	18,300	26,910	65,839	75,145
Provision for income taxes	3,820	5,904	13,296	13,325
Net income	$14,480	$21,006	$52,543	$61,820

Earnings per common share:
Basic	$1.07	$1.53	$3.83	$4.50
Diluted	$1.07	$1.52	$3.82	$4.48

Shares used in per share calculations:
Basic	13,656	13,708	13,683	13,694
Diluted	13,680	13,746	13,712	13,727

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2022	2021
Operating activities:
Net income	$52,543	$61,820
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	6,140	5,266
Net gains on sales and disposals of property and equipment	(162)	(185)
Deferred income taxes	165	(512)
Stock-based compensation	5,751	7,885
Unrealized foreign currency exchange losses (gains)	261	(529)
Provision for bad debts	115	253
Changes in assets and liabilities:
Trade and other accounts receivable	(6,932)	(20,053)
Inventories	(42,311)	(5,101)
Other assets	(5,213)	(1,777)
Operating lease assets and liabilities, net	(2)	11
Accounts payable and accrued liabilities	9,899	11,000
Accrued payroll and related expenses	(12,085)	6,202
Other long-term liabilities and income taxes payable	(513)	(305)
Net cash provided by operating activities	7,656	63,975

Investing activities:
Purchases of property and equipment	(7,115)	(10,789)
Proceeds from sales of property and equipment	377	418
Net cash used in investing activities	(6,738)	(10,371)

Financing activities:
Treasury stock purchases	(22,390)	-
Dividends paid	(31,316)	(28,321)
Proceeds from issuance of long-term senior notes	-	52,000
Repayments of long-term senior notes	(800)	(800)
Net proceeds (repayments) of revolving credit facility	15,576	(50,000)
Shares withheld to cover taxes upon conversions of equity awards	(4,329)	(3,494)
Net cash used in financing activities	(43,259)	(30,615)
Effect of exchange rate changes on cash and cash equivalents	(2,821)	911
Net (decrease) increase in cash and cash equivalents	(45,162)	23,900
Cash and cash equivalents at beginning of period	85,961	56,462
Cash and cash equivalents at end of period	$40,799	$80,362